Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-228608, 333-159737, 333-156144, 333-153080, 333-118269, 333-118245, 333-88076, 333-53715, 333-87775, 333-87803, 333-188447, and 333-110243 on Forms S-8 and Registration Statement No. 333-161050 on Form S-3 of our reports dated February 14, 2019, relating to the consolidated financial statements of Louisiana-Pacific Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
Nashville, Tennessee
February 14, 2019